UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 27, 2013

PhotoMedex, Inc.
(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   215-619-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 below is hereby incorporated by reference.

Item 2.03                      Creation of a Direct Financial Obligation.

Entry into Credit Agreement

On December 27, 2013, Radiancy, Inc., a wholly owned subsidiary of PhotoMedex, Inc. (the “Company”) entered into a Credit Agreement (the "Agreement") with JP Morgan Chase Bank, N.A. (the "Bank") providing for a $15 million line of credit by the Bank to Radiancy.  The Company and another subsidiary, PhotoMedex Technology, Inc., are also parties to the Agreement.  The corporate group maintains other banking relationships with the Bank and/or its affiliates.

Under the line of credit, Radiancy may borrow, repay and/or re-borrow funds up to the maximum limit until the maturity date of December 26, 2014, and may repay those funds, in whole or in part, at any time.  The unpaid principal balance will be repayable at the maturity date.  Funds borrowed bear interest at a rate per annum set by either the CB Floating or LIBO Rates (as defined in the Agreement); the interest payment date is the last day of either the month or the interest period, depending upon the applicable interest rate.  Radiancy’s obligations under the Agreement are guaranteed by the Company and PhotoMedex Technology, Inc.  The Agreement contains the customary representations, warranties and covenants.

This summary of certain terms and conditions of the Agreement is not a complete description of the Agreement and/or any related documents.

A copy of the Agreement will be filed as an Exhibit to Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date: December 31, 2013	By: /s/ Dolev Rafaeli
Dolev Rafaeli Chief Executive Officer